Filed Pursuant to Rule 433
Registration Nos. 333-165432 and 333-165432-01
Free Writing Prospectus dated November 12, 2010
$675,200,000
Santander Drive Auto Receivables Trust 2010-3
Issuing Entity

Santander Drive Auto Receivables LLC	Santander Consumer USA Inc.
Depositor	Sponsor and Servicer
The depositor has prepared a preliminary prospectus supplement dated November 12, 2010 and prospectus dated November 12, 2010 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.
Ratings
The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

Standard &
Poor’s Ratings
	Services	DBRS, Inc.
Class A-1 Notes	A-1+ (sf)	R-1(high)(sf)
Class A-2 Notes	AAA (sf)	AAA( sf)
Class A-3 Notes	AAA (sf)	AAA (sf)
Class B Notes	AA (sf)	AA (sf)
Class C Notes	A (sf)	A (sf)
It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

Deutsche Bank Securities	Santander	Citi

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.